Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 4, 2005, in the Registration Statement (Form F-1), as amended (No. 333-120159), and related Prospectus of Supercom Ltd. for the registration of 6,341,713 shares of its Common Stock.

BDO McCabe Lo & Company
Certified Public Accountants

September 12, 2005